Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 30, 2016, with respect to the combined financial statements of Parkway Houston as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the related financial statement schedule, included in the Current Report on Form 8-K/A of Parkway, Inc. filed December 21, 2016 and the Registration Statement on Form S-8 (No. 333-214032) of Parkway, Inc.

/s/ Ernst & Young LLP

Indianapolis, Indiana

December 21, 2016